Exhibit 99.1

Receptos Announces Appointment of Mary Lynne Hedley, Ph.D. as Director

San Diego, CA, April 14, 2014 — Receptos, Inc. (Nasdaq: RCPT), a biopharmaceutical company developing therapeutic candidates for the treatment of immune and metabolic diseases, today announced the appointment of Mary Lynne Hedley, Ph.D. as a director of Receptos. Dr. Hedley will serve as a Class I director with a term of office expiring and to be renewed at the 2014 annual meeting of stockholders. Dr. Hedley will also serve as a member of the Board’s Nominating and Corporate Governance Committee.

Dr. Hedley has served as president of Tesaro, Inc. and as a member of its Board of Directors since co-founding Tesaro in March 2010. From July 2009 to February 2010, Dr. Hedley served as executive vice president of operations and chief scientific officer of Abraxis BioScience, Inc., a biotechnology company. Dr. Hedley served as executive vice president of Eisai Corporation of North America from January 2008 until July 2009, following Eisai Co. Ltd.’s acquisition of MGI Pharma, Inc. in January 2008. Dr. Hedley served in various positions at MGI Pharma from 2004 through its acquisition in January 2008, most recently as executive vice president and chief scientific officer. Prior to that, Dr. Hedley co-founded and served as the president and chief executive officer of Zycos, Inc., a biotechnology company, which was acquired by MGI Pharma in 2004. Prior to co-founding Zycos, Dr. Hedley completed two consecutive postdoctoral fellowships at Harvard University and earned a B.S. in microbiology from Purdue University and a Ph.D. in Immunology from the University of Texas, Southwestern Medical Center. She also currently sits on the board of Youville Place.

Bill Rastetter, Chairman of the board of directors of Receptos, said, “We are pleased to welcome Mary Lynne to the Receptos Board of Directors. Her operating and management experience in the life sciences industry, as well as her deep scientific background, provide unique qualifications and skills which we believe will be a valuable asset to Receptos and we look forward to working with her.”

About Receptos

Receptos is a biopharmaceutical company developing therapeutic candidates for the treatment of immune and metabolic diseases. The Company’s lead program, RPC1063, is a sphingosine 1-phosphate 1 receptor (S1P1R) small molecule modulator candidate for immune indications, including relapsing multiple sclerosis (RMS) and inflammatory bowel disease (IBD). The Company is also developing RPC4046, an anti-interleukin-13 (IL-13) antibody for an allergic/immune-mediated orphan disease, eosinophilic esophagitis (EoE). Receptos has established expertise in high resolution protein crystal structure determination, biology and drug discovery for G-protein-coupled receptors (GPCRs).

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Media and Investor Contact:

Graham K. Cooper

Chief Financial Officer, Receptos

(858) 652-5708

gcooper@receptos.com